[LETTERHEAD OF MORGAN, LEWIS & BOCKIUS LLP]





February 26, 1997


Morgan Stanley Universal Funds, Inc.
1221 Avenue of the Americas
New York, New York  10020

     Re:  Rule 24f-2 Notice for
          Morgan Stanley Universal Funds, Inc.
          (File Nos. 333-3013 and 811-760
          ------------------------------------

Gentlemen:

Morgan Stanley Universal Funds, Inc. (the "Fund") is a corporation organized under the laws of the State of Maryland with its principal executive offices in New York, New York. The Fund is an open-end management investment company with diversified and nondiversified series registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940, as amended (the "1940 Act"). This opinion relates to shares of common stock, par value $.001 per share (the "Common Stock"), sold by the Fund in reliance upon Rule 24f-2 during its initial fiscal period ended December 31, 1996, the registration of which is made definite by the filing of the attached Notice.

We have reviewed all proceedings taken by the Fund in connection with the offer and sale of the shares of Common Stock which have been offered under prospectuses included as part of the Fund's Registration Statement on Form N-1A, which has been filed with the Commission under the Securities Act of 1933, as amended and the 1940 Act (collectively, the "Registration Statement").

We are of the opinion that the shares of Common Stock sold pursuant to the Registration Statement were, when issued in return for the payment described in the Fund's prospectuses included as part of the Fund's Registration Statement, legally issued, fully paid and nonassessable by the Fund.

Very truly yours,


/s/ Morgan, Lewis & Bockius LLP


cc: Valerie Y. Lewis